Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE PURSUIT ATTRACTIONS AND HOSPITALITY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT PURSUIT ATTRACTIONS AND HOSPITALITY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

by and among

3-101-932323 SOCIEDAD ANÓNIMA

(as Buyer)

and

Winslow Holdings LLC;

Inversiones Samekh, S.R.L.;

and

Tres-Ciento Uno-Setecientos Ochenta y Un Mil

Doscientos Ochenta y Ocho, S.A.

(as Sellers)

relating to the sale and purchase of 100% of the

shares of capital stock of

INVERSIONES TURÍSTICAS ARENAL, S.A.

July 1st, 2025

This Share Purchase Agreement (this “Agreement”), is entered into as of July 1st, 2025 (“Execution Date”), by and among:

i.

WINSLOW HOLDINGS LLC, a limited liability company duly organized and existing pursuant to the laws of the State of Delaware, represented herein by its Director, Daniel Mikowski Hun (“Winslow”); INVERSIONES SAMEKH, S.R.L., a limited liability company duly organized and existing pursuant to the laws of Costa Rica, with corporate identification number 3-102-169463 represented herein by its Manager 01, Gabriel Saragovia Pragier (“Samekh”); and TRES-CIENTO UNO-SETECIENTOS OCHENTA Y UN MIL DOSCIENTOS OCHENTA Y OCHO, S.A., a company duly organized and existing pursuant to the laws of Costa Rica, with corporate identification number 3-101-781288 represented herein by its Treasurer, David Miremberg Rubinstein (“Tres-Ciento Uno”) (Winslow, Samekh, and Tres-Ciento Uno, each individually a “Seller” and collectively, the “Sellers”); and

ii.

3-101-932323 SOCIEDAD ANÓNIMA, a company duly organized and existing pursuant to the laws of Costa Rica with corporate identification number 3-101-932323, represented herein by its President, David Barry, bearer of the American passport number [***] (hereinafter, the “Buyer”). The Buyer and each of the Sellers, a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Sellers are collectively the owners of the shares that represent one hundred percent (100%) of the outstanding and registered capital stock of the company INVERSIONES TURÍSTICAS ARENAL, S.A., (the “Shares”), a company duly organized and existent pursuant to the laws of the Republic of Costa Rica with corporate identification number 3-101-077331 (the “Company”). The Company is owned by the Sellers in the proportions set forth in Exhibit 1 hereto.

WHEREAS, the Company is the owner of the properties located in San Carlos, Alajuela, Costa Rica, identified at the Costa Rican National Registry under registration numbers (i) 2-398781-000; (ii) 2-398782-000; (iii) 2-398787-000; (iv) 2-398788-000; (v) 2-131461-000; and (vi) 2-270017-000 (herein, collectively, the “Properties”), and of the hotel located in such Properties known as the “Tabacon Thermal Resort & Spa”, including the “El Choyin Thermal” (the “Hotel”), including but not limited to all buildings, facilities, licenses and permits required for the operation of the Hotel (the “Business”).

WHEREAS, the Buyer wishes to acquire the Sellers’ Shares in the Company, to obtain full ownership of the Company, the Properties and the Business, and the Sellers intends to sell and transfer such Shares to the Buyer (the “Transaction”).

WHEREAS, the Buyer and the Sellers executed a letter of intent, dated March 17th, 2025, by which they agreed upon the preliminary terms and conditions of this Agreement (the “LOI”).

WHEREAS, the Buyer made a money deposit of One Million Five Hundred Thousand Dollars (US$1,500,000) (the “Deposit”) in favor of the Escrow Agent, which will be applied to the Purchase Price of this Transaction.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLES

1.	DEFINITIONS AND INTERPRETATION.

1.1.

Definitions. Notwithstanding any indications to the contrary in the recitals of this Agreement, the following terms shall herein have the definitions listed below, for the scope and interpretation of this Agreement:

1.1.1. “Accounting Policies” refers to the accounting policies used by the Company to prepare the Financial Statements, in compliance with the Accounting Standards, which have been applied consistently in the preparation of the Financial Statements.

1.1.2. “Accounting Standards” means the International Financial Reporting Standards (IFRS, or “NIIF” as initialized in Spanish).

1.1.3. “Action” when applicable, it means any action, suit, demand, claim, arbitration, litigation, hearing, examination, complaint, indictment, litigation, investigation, or other proceeding.

1.1.4. ”Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.5. “Agreement” means this agreement and its Schedules, as amended, reformed, clarified, or added to from time to time.

1.1.6. “Anti-Corruption Laws” means the Laws relating to money laundering, anti-bribery or anti-corruption (governmental or commercial) which apply to the Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Authority, government official, foreign government employee or commercial entity to obtain a business advantage, including, if applicable, the

U.S. Foreign Corrupt Practices Act of 1977, Law number 8422 against Corruption and Illicit Enrichment in the Public Function of the Republic of Costa Rica, all applicable national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any similar or analogous applicable Laws.

1.1.7. “Assets” means the assets owned by the Company, including but not limited to: (i) the working capital, (ii) equipment, inventory, and movable assets; (iii) the Properties, (iv) the Intellectual Property, and (v) the Licenses.

1.1.8. “Audited Financial Statements” refers to the audited financial statements of the Company as of closing of fiscal years 2021, 2022, 2023, and 2024 which have been audited by the Company’s external auditors, and which are attached to this Agreement as Schedule 1.1.8.

1.1.9. “Basket” has the meaning set forth in Section 8.2 of this Agreement.

1.1.10. “Benefits Plan” has the meaning set forth in Section 5.1.14.k) of this Agreement.

1.1.11. “Business” has the meaning set forth in the Recitals.

1.1.12. “Business Day” means any day other than Saturday, Sunday, or a holiday in Costa Rica.

1.1.13. “Buyer’s Knowledge” or any similar reference to the Knowledge of the Buyer knowledge, means the actual or constructive knowledge, after due inquiry, of the Buyer.

1.1.14. “Cash and Cash Equivalents” means, as of the time of determination, all cash and cash equivalent assets held by the Company, less the sum of (i) all cash and cash equivalents (but only to the extent included in cash and cash equivalent assets) that are not freely useable by the Company because they are subject to restrictions or limitations on use or distribution by law, Contract or otherwise, (ii) the cost to liquidate any cash equivalent assets, and (iii) the amount of any unpaid checks and wire transfers issued prior to the date in question, all determined in accordance with the Accounting Policies.

1.1.15. “Cap” has the meaning set forth in Section 8.2 of this Agreement.

1.1.16. “Cases” has the meaning set forth in Section 8.3.2.c) of this Agreement.

1.1.17. “Claim” has the meaning set forth in Section 8.3.1. of this Agreement.

1.1.18. “Claim Dispute Notice” has the meaning set forth in Section 8.3.3.a) of this Agreement.

1.1.19. “Claim Documents” has the meaning set forth in Section 8.3.2.a) of this Agreement.

1.1.20. “Closing” refers to the complete and correct transfer of the Company’s Shares owned by the Sellers to the Buyer, or any other subsidiary or affiliate appointed by it, and thereby transferring control of the Company, the Properties and the Business, to be completed on the Closing Date.

1.1.21. “Closing Balance Sheet” has the meaning set forth in Section 2.3.3.a).

1.1.22. “Closing Date” means the Execution Date.

1.1.23. “Closing Documents” has the meaning set forth in Section 4.1.

1.1.24. “Closing Statement” has the meaning set forth in Section 2.3.3.a) of this Agreement.

1.1.25. ”Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

1.1.26. “Company” means INVERSIONES TURÍSTICAS ARENAL, S.A. a company organized and existent pursuant to the laws of the Republic of Costa Rica with corporate ID number 3-101-077331.

1.1.27. “Damages” refers to any direct damage, harm, loss, cost, expense, fine, sanction, penalty, charge, tax, tariff, social security charge, or amount (including reasonable fees and expenses of lawyers, consultants, accountants, experts, investigators, and of any other agent or representative), actually incurred or materialized.

1.1.28. “Deferred Revenue” means, as of the applicable date, the total amount of revenue that the Company has received in advance from customers for goods or services that the Company has not yet provided or delivered, and which is recognized as a liability on the Company’s balance sheet. Deferred Revenue includes, without limitation, amounts received for subscription-based services, maintenance contracts, advance payments for long-term projects, gift cards, Hotel deposits, and other prepayments. For the avoidance of doubt, Deferred Revenue excludes any amounts that have been earned by the Company prior to the applicable date or any amounts not related to future performance obligations. An example Deferred Revenue calculation schedule is included in Exhibit 2.

1.1.29. “Deferred Revenue at Closing Date” means the Company’s estimated Deferred Revenue at Closing Date, an example calculation of which is provided in Exhibit 2 regarding the elements that make up the calculation, as agreed by the Parties.

1.1.30. “Deferred Revenue Deficit” means the amount, if any, by which the actual Deferred Revenue is greater than the Deferred Revenue at Closing Date.

1.1.31. “Deferred Revenue Post-Closing Purchase Price Adjustment” has the meaning set forth in Section 2.3.3.b)(iii) of this Agreement.

1.1.32. “Deferred Revenue Surplus” means the amount, if any, by which the actual Deferred Revenue is less than the Deferred Revenue at Closing Date.

1.1.33. “De Minimis” has the meaning set forth in Section 8.2 of this Agreement.

1.1.34. “Dispute Auditor” means in first place Ernst and Young, or Grant, Thornton in case Ernst and Young is not available.

1.1.35. “Disputed Items” has the meaning set forth in Section 2.3.3.c).

1.1.36. “Dispute Notice” has the meaning set forth in Section 2.3.3.c).

1.1.37. “Dollars” means the legal tender of the United States of America.

1.1.38. “Environmental Cap” has the meaning set forth in Section 8.2 of this Agreement.

1.1.39. “Environmental Case” has the meaning set forth in Section 2.3.2.b)

1.1.40. “Environmental Case Escrow Fund” has the meaning set forth in Section 2.3.2.b).

1.1.41. “Environmental Laws” means all applicable Laws that regulate the protection of health, safety, natural resources, or the environment, including requirements affecting worker health and safety.

1.1.42. “Escrow Agent” means Stratos Fiduciaria, Limitada, a corporation recorded under the laws of the Republic of Costa Rica with identification number 3-102-059426.

1.1.43. “Escrow Holdback” has the meaning set forth in Section 2.3.2.

1.1.44. “Escrow Agreement” has the meaning set forth in Section 2.3.2.

1.1.45. “Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Working Capital at Closing Date, an example calculation of which is provided in Exhibit 2.

1.1.46. “Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Working Capital at Closing Date, an example calculation of which is provided in Exhibit 2.

1.1.47. “Execution Date” means the date of execution of this Agreement.

1.1.48. “Final Working Capital Deficit” means the amount, if any, by which the Working Capital at Closing Date is greater than the actual Working Capital amount.

1.1.49. “Final Working Capital Surplus” means the amount, if any, by which the Working Capital at Closing Date is less than the actual Working Capital amount.

1.1.50. “Financial Statements” refers to the Company’s Audited Financial Statements and Unaudited Financial Statements, following the Accounting Policies.

1.1.51. “General Escrow Fund” has the meaning set forth in Section 2.3.2.a).

1.1.52. “Governmental Authority” means any government, state, regional or local authority or any subdivision thereof, and any entity, institution, administration, agency, board, commission, court, tribunal, or deputy that carries out executive, legislative, judicial, regulatory, administrative, and/or imposing duties and granting rights pertaining to the government.

1.1.53. “Governmental Authorization” means licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments issued by a Governmental Authority.

1.1.54. “Guest Records” has the meaning set forth in Section 5.1.25.

1.1.55. “Hotel” has the meaning set forth in the preamble of the Agreement.

1.1.56. “Hazardous Materials” means any pollutant, contaminant, or substance that is regulated or defined as hazardous or toxic under any Environmental Law.

1.1.57. “Indebtedness” means, with respect to the Company as of the Closing Date, any of the following (whether or not reflected on the Financial Statements: (i) indebtedness for borrowed money, any liabilities or obligations of the Company for borrowed money, including without limitations, all outstanding principal, accrued interest, and any related fees under any credit facilities, loans, promissory notes, bonds or other similar arrangements; (ii) capital or finance lease obligations: any liabilities of the Company arising under any capital or financing lease or similar arrangement under which the Company is obligated to make payments; (iii) guarantees: any guarantees, indemnities, or similar agreements of the Company to pay or discharge any indebtedness or liabilities of another person or entity, whether or not such indebtedness is reflected on the balance sheet of the

Company; (iv) intercompany payables: any amounts owed by the Company to its shareholders, equity holders, or other related parties, including intercompany payables and advances to or from owners, affiliates, or subsidiaries; (v) success, transaction, or change of control bonuses: any bonuses, severance payments, retention payments, or other contingent compensation that is due or payable to any current or former officer, employee, or consultant of the Company, arising out of or triggered by the consummation of the Transaction, including but not limited to any Transaction, retention, or change of control bonuses; (vi) unpaid Taxes: any and all liabilities for taxes, including income, payroll, sales, value-added, withholding, or other taxes, that are owed by the Company and are unpaid as of the Closing Date; (vii) Transaction expenses: any unpaid fees, costs, or expenses incurred by the Company in connection with the Transaction, including but not limited to legal, accounting, financial advisory, and other professional fees, whether or not such amounts are outstanding as of the Closing Date or (viii) any remaining unpaid or committed payment for capital projects in progress as of the Closing Date. Notwithstanding the foregoing, Indebtedness shall not include liabilities or obligations reflected in the Working Capital of the Company (as defined in this Agreement) or any other liabilities specifically excluded from the definition of Indebtedness under this Agreement.

1.1.58. “Indemnification Review Period” has the meaning set forth in Section 8.3.3.a) of this Agreement.

1.1.59. “Intellectual Property” refers to the rights to trademarks, designs, patents, trade names, industrial models, utility models, advertising signs and other distinctive signs, copyright, software, digital and/or virtual materials, registered or not, in the Public Registry of the Republic of Costa Rica, and/or in any other public registry inside or outside Costa Rica.

1.1.60. ”Interim Period” has the meaning set forth in Section 8.1.

1.1.61. “Law” refers to the laws, regulations, decrees, or standards, in force in the Republic of Costa Rica that are applicable to the Company, the Properties and the Business.

1.1.62. “Licenses” means the licenses, authorizations, and permits necessary to lawfully operate the Company and the Hotel, and to conduct the Ordinary Course of Business in the manner in which it is currently conducted, including, but not limited to, those listed in Schedule 5.1.5.a).

1.1.63. “Limitations” means: (a) any kind of lien, encumbrance, annotation, claim, embargo, movable asset collateral, or any other obligation, including options, promises and third-party rights to acquire or restrict usage of the Sellers’ right to sell the Shares; and/or (b) any mortgage, usage right, option, promise, obligation, or rights to acquire or restrict the usage or enjoyment of company’s assets.

1.1.64. “Material Contracts” means all Contracts to which the Company is a party and that are relevant for its Ordinary Course of Business, including existing verbal agreements, as listed in Schedule 5.1.10 hereto.

1.1.65. “Net Debt” means, as of the applicable date, Indebtedness, less leases and short-term liabilities listed in Exhibit 2, less the amount of Cash and Cash Equivalents as of the same date, as determined in accordance with the applicable accounting standards.

1.1.66. “Net Debt at Closing Date” means the Company’s estimated Net Debt at Closing Date, an example calculation of which is provided in Exhibit 2 regarding the elements that make up the calculation, as agreed by the Parties.

1.1.67. “Net Debt Deficit” means the amount, if any, by which the actual Net Debt is less than the Net Debt at Closing Date.

1.1.68. “Net Debt Escrow Amount” has the meaning set forth in Section 2.3.4 of this Agreement.

1.1.69. “Net Debt Surplus” means the amount, if any, by which the actual Net Debt is greater than the Net Debt at Closing Date.

1.1.70. ”Notice” has the meaning set forth in Section 10.3 of this Agreement.

1.1.71. “Notice of Claim” has the meaning set forth in Section 8.3.1. of this Agreement.

1.1.72. “Order” means any decision, judgment, sentence, resolution, declaration, preventive means, arbitral award, ruling, order, writ, injunction, decree, or determination of any Governmental Authority or other authority that is binding on any Person or its property under any applicable jurisdiction.

1.1.73. “Ordinary Course of Business” means the ordinary course of the Business, regarding its historical practice up until the Closing Date, including compliance with Laws, obligations, and rights derived from its commercial activity, capital expenditures, operating expenditures, and maintaining its relationship with clients, providers, employees, the government, or others.

1.1.74. “Person” means an individual, company, corporation, joint venture, limited liability company, partnership, trust, legal entity, or Governmental Authority.

1.1.75. “Post-Closing Purchase Price Adjustment” means the Working Capital Post-Closing Purchase Price Adjustment, the Net Debt Post-Closing Purchase Price Adjustment and the Deferred Revenue Post-Closing Purchase Price Adjustment.

1.1.76. “Privacy Laws” has the meaning set forth in Section 5.1.11.

1.1.77. “Properties” has the meaning set forth in the preamble of the Agreement.

1.1.78. “Proprietary Information” means the information of the Company that is confidential, sensitive and/or strategic in nature, including without limitation their databases, customer lists, technical criteria, and financial information or information related to the customer portfolio, its performance, strategy, and to the Business in general.

1.1.79. “Purchase Price” means the amount the Buyer shall pay in consideration for the acquisition of one hundred percent (100%) of the Shares of the Company, as provided in Section 2.2.

1.1.80. “Rebuttal Notice” has the meaning set forth in Section 8.3.2.b) of this Agreement.

1.1.81. “Receivables” has the meaning set forth in Section 5.1.21.

1.1.82. “Related Party” has the meaning set forth in Section 5.1.22.

1.1.83. “Sellers’ Knowledge” or any similar reference to Sellers’ knowledge, means: (i) the actual or constructive knowledge, after due inquiry, of the Sellers; (ii) Sellers’ knowledge acquired while performing their duties in the Company; (iii) knowledge the Sellers should have reasonably had due to their position or title in the Company; or (iv) knowledge in connection with the negotiation of, or consummation of the Transaction.

1.1.84. ”Straddle Period” has the meaning set forth in Section 8.1.

1.1.85. “Target Working Capital” means the amount of $0.

1.1.86. “Tax” or “Taxes” means all taxes or similar fees (whether payable directly, by withholding or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Authority, including if applicable local or foreign income, property, value-added, withholding taxes, payroll, , license, capital gains, premium, customs, duties, profits, insurance, production, sales, use, service, consumption, goods and services, occupancy, real property, personal property, business and occupation, mercantile, capital unit, stamp, transfer or other applicable tax, or similar fee or imposition of any kind whatsoever.

1.1.87. “Tax Returns” means any return, report, form, declaration, claim for refund, estimate, information returns, and schedules and any other tax filing made by the Company or to be made by the Company with any tax Governmental Authority, including any extensions or amendments thereto, regarding all periods up the Closing Date.

1.1.88. “Third-Party” means any natural or corporate entity not party to this Agreement or related directly or indirectly to the Buyer or any of the Sellers.

1.1.89. “Transaction” has the meaning set forth in the Recitals of this Agreement.

1.1.90. “Unaudited Financial Statements” refers to the Company’s unaudited financial statements as of the last available closing of the fiscal year 2025 (period from January 1st, 2025 until the closing of the month immediately prior to the Closing Date, and of the month immediately prior to the Closing Date), prepared by the Company, in accordance with the Accounting Policies, which are attached herein as Schedule 1.1.83.

1.1.91. “Unresolved Items” has the meaning set forth in Section 2.3.3.c).

1.1.92. “Working Capital” means, as of the applicable date, the difference between (a) the total current assets of the Company, including but not limited to accounts receivable, inventories, and prepaid expenses, and (b) the total current liabilities of the Company, including but not limited to accounts payable, accrued expenses, and other short-term liabilities, all as determined in accordance with Accounting Standards. For the avoidance of doubt, Working Capital shall exclude (i) any Cash and Cash Equivalents, (ii) debt (including current portion), (iii) income tax liabilities, (iv) current portion of long-term debt, (v) Deferred Revenue, (vi) any inventory designated as obsolete by mutual written agreement of the Parties, and (vii) any other items that the Parties agree in writing are not to be included in Working Capital. An example Working Capital schedule is included in Exhibit 2.

1.1.93. “Working Capital at Closing Date” means the Company’s estimated working capital at Closing Date, an example calculation of which is provided in Exhibit 2 regarding the elements that make up the calculation, as agreed by the Parties.

1.1.94. “Working Capital Post-Closing Purchase Price Adjustment” has the meaning set forth in Section 2.3.3.(b).(i).

1.2.	Interpretation Rules.

1.2.1

Unless otherwise contextually required, the following rules shall be followed in this Agreement: (a) accounting terms not expressly defined in this Agreement shall have its usual meaning, pursuant to the International Financial Reporting Standards; (b) “or” shall not be exclusive nor alternative; (c) “including” implies “without being limited to”; (d) words in singular form include their plural and vice versa; (e) “here” means this Agreement, including its Schedules and Exhibits; (f) the words “clause”, “article”, “section”, “exhibit” and “schedule” refer to clauses, articles, sections or Schedules of this Agreement; (g) any reference to a Party includes its successors or authorized assignees.

1.2.2	The Schedules and Exhibits to this Agreement are incorporated into it and shall be deemed an integral part of it for all effects.

1.2.3

The Parties, each represented by legal counsel, have participated in negotiating, and drafting this Agreement. This Agreement shall be deemed drafted jointly by the Parties in case of any ambiguity, question of intent or interpretation of its provisions, and there shall be no assumption or burden of proof against any Party given authorship of any of this Agreement’s provisions.

2.	SHARE PURCHASE.

2.1

Transaction. Based on the representations, warranties, obligations, agreements, terms, and conditions of this Agreement, the Sellers agree to sell, transfer, and endorse one hundred percent (100%) of the Shares to the Buyer, free of any Limitations, as set forth and pursuant to the provisions of this Agreement. As payment for the sale and endorsement of the Shares, the Buyer shall pay the Purchase Price listed in Section 2.2, as set forth in Section 2.3, and in the proportions detailed in Exhibit 1. The Parties acknowledge that the Buyer’s goal in entering into this Agreement is acquiring full control of the Company with the Hotel and its ongoing Business.

2.2

Purchase Price. In consideration for the acquisition of one hundred percent (100%) of the Shares, Buyer shall pay the Sellers the total amount of One Hundred and Eleven Million Dollars (US$111,000,000.00), on a cash-free and debt-free basis (the “Purchase Price”), which shall be subject to the adjustments established in Section 2.3 and payments established in Section 2.3.

For the purposes of this Agreement, “cash-free” means that immediately prior to the Closing, Sellers shall cause the Company to distribute to the Sellers any excess Cash and Cash Equivalents as of Closing Date. Additionally, “debt-free” means that the Sellers shall cause the Company to pay any long-term Indebtedness and cancel any guarantees related to such long-term Indebtedness, prior to or at Closing Date.

2.3	Purchase Price Payment.

2.3.1	Form of Payment. On the Closing Date:

a)

The Buyer shall pay the Sellers, in the proportions indicated in Exhibit 1, the Purchase Price less (i) the Escrow Holdback, less (ii) Net Debt at Closing Date (which includes the Net Debt Escrow Amount), less (iii) Deferred Revenue at Closing Date, plus (iv) the amount of any Estimated Working Capital Surplus, less (v) the amount of any Estimated Working Capital Deficit, less (vi) the amount required to be withheld under the terms of Section 2.3.5 of this Agreement.

The Buyer shall carry out payment of the Purchase Price in immediately available funds, by means of wire transfers to the bank accounts indicated by the Sellers, according to the instructions set forth in Schedule 2.3.1 hereto. Every payment shall be made in Dollars.

b)

The Buyer and Sellers shall jointly issue a written instruction to the Escrow Agent directing the transfer of the Deposit to the escrow account, for it to be accrued as part of the Escrow Holdback established in Section 2.3.2.

c)

The Buyer shall deliver, by wire transfer of immediately available funds to the escrow account indicated by the Escrow Agent, the difference between the Escrow Holdback and the Deposit, that is, the total sum of twelve million Dollars (US12,000,000.00). The Escrow Holdback shall be released as established in Section 2.3.2.

2.3.2

Escrow Holdback. The Parties have agreed that the total sum of thirteen million five hundred thousand Dollars (US$13,500,000.00) from the Purchase Price will be held in an escrow account (the “Escrow Holdback”). The Escrow Holdback shall be composed by i) the General Escrow Fund and ii) the Environmental Case Escrow Fund, and such funds shall remain in escrow, accrue interest, and be released as per the terms established herein and in the Escrow Agreement entered into on this date by the Parties and the Escrow Agent, attached hereto as Exhibit 3 (the “Escrow Agreement”).

a)

General Escrow Fund. From the Escrow Holdback, the total sum of five million Dollars (US$5,000,000.00), will be held in escrow for a term of two (2) years since the Closing Date, in order to guarantee any indemnity obligations from the Sellers -other than those derived from the Environmental Case which shall be covered by the Environmental Case Escrow Fund- that may arise as a result of the indemnity procedure established in Section 8 of this Agreement (herein, the “General Escrow Fund”).

On the second anniversary of the Closing Date: (a) any amounts of the General Escrow Fund not subject to claims and/or not credited to the Buyer for amounts owed by the Sellers, according to this Agreement, shall be immediately released to the Sellers in the proportion set forth in Exhibit 1; and (b) the remaining amount of the General Escrow Fund that is subject to claims, according to this Agreement, shall be immediately released to the Sellers, only after the final determination of the corresponding claim in benefit of the Sellers, in accordance with this Agreement.

b)

Environmental Case Escrow Fund. From the Escrow Holdback, the total sum of eight million five hundred thousand Dollars (US$8,500,000.00), will be held in escrow in order to guarantee any and all costs, expenses, liabilities, losses, damages, claims, fines, penalties, settlements, judgments, or other obligations (including, without limitation, reasonable attorneys’ fees and disbursements, construction expenses, expert fees, consultants’ fees, internal costs, and loss of profit) incurred or suffered by the Buyer or the Company in connection with, arising out of, or relating to: i) the criminal case under file number 25-000008-0611-PE, ii) [***],

iii) the inspection conducted by the Ministry of Health on May 26th, 2025 related to constructions in the resort of the Hotel for the claim number 048-2025, which was finally remitted to Ministry of Environment (including the “Sistema Nacional de Áreas de Conservación” and the “Departamento de Agua”); iv) the administrative process before the “Sistema Nacional de Áreas de Conservación” under file number AH01-P01-D-77-2024; and v) the administrative process before the “Secretaría Técnica Ambiental” under the file number D1-0451-2023 (all together the “Environmental Case”), which may arise as a result of the indemnity procedure established in Section 8 of this Agreement (herein, the “Environmental Case Escrow Fund”).

For the avoidance of doubt, any costs and attorneys’ fees incurred by Sellers in the defense of the Environmental Case will be borne by the Sellers directly out of pocket and will not be reduce from the Environmental Case Escrow Fund.

The Buyer shall have the right to apply all or any portion of the Environmental Case Escrow Fund to satisfy any such costs or liabilities as they arise as follows: i) upon receiving a final and unappealable decision from a competent judicial authority or competent prosecutor, including any settlement agreements signed by the Company as per the terms of this Agreement, by delivering a written instruction to the Escrow Agent with copy to the Sellers; ii) upon completing the process established in Section 8.3.3 in reference to any Direct Claim related to the Environmental Case, by delivering a written instruction to the Escrow Agent with copy to the Sellers; or iii) upon a mutual agreement between the Parties, by delivering joint written instruction from Buyer and Sellers to the Escrow Agent.

Any portion of the Environmental Case Escrow Fund not deducted in favor of the Buyer in accordance with this Section shall be released and paid to the Sellers once the Environmental Case is fully and finally resolved for all purposes under Costa Rican law, either:

i.	by means of a final, non-appealable judgment issued by a competent court of the Republic of Costa Rica;

ii.

by means of a final settlement agreement entered into with a competent Governmental Authority, which has been duly recognized and authorized by a competent judicial authority of the Republic of Costa Rica through a non-appealable judicial judgment; or

iii.	by means of a final dismissal (“sobreseimiento definitivo” and/or “desestimación”) in favor of the Company issued by a competent judicial authority of the Republic of Costa Rica.

The Sellers and the Buyer agree to cooperate in full in the execution and the delivery of all instructions to be delivered to the Escrow Agent to pay or to release the Escrow Holdback as stipulated in this Section and the Escrow Agreement.

The Environmental Case Escrow Fund amount shall be deemed and treated as part of the Purchase Price for all purposes under this Agreement, including for tax and accounting purposes.

2.3.3	Post-Closing Purchase Price Adjustment:

a)

No later than the 60th day following the Closing Date, Buyer will prepare and deliver to Sellers a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with Accounting Policies and the provisions established in Exhibit 2, together with a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the actual Working Capital, the actual Net Debt and the actual Deferred Revenue.

b)	The Purchase Price shall be adjusted, upwards or downwards, by the net amount of the following adjustments (the “Post-Closing Purchase Price Adjustment”):

(i)	Upwards by the amount of any Final Working Capital Surplus, or downwards by the amount of any Final Working Capital Deficit (the “Working Capital Post-Closing Purchase Price Adjustment”.)

(ii)	Upwards by the amount of any Net Debt Deficit, or downwards by the amount of any Net Debt Surplus (the “Net Debt Post-Closing Purchase Price Adjustment”); and

(iii)	Upwards by the amount of any Deferred Revenue Surplus, or downwards by the amount of any Deferred Revenue Deficit (the “Deferred Revenue Post-Closing Purchase Price Adjustment”.)

c)

Sellers shall have thirty (30) calendar days following Sellers’ receipt of the Closing Balance Sheet and the Closing Statement to deliver to Buyer any objections that Sellers may have to any of the matters set forth therein. During such 30-day period, Buyer shall provide the Sellers and the Sellers’ representatives with reasonable access to the Company’s books and records relating to Buyer’s preparation of the Closing Balance Sheet, Closing Statement and the calculations set forth therein. If Sellers do not deliver any written objections to Buyer within such 30-day period, Sellers shall be deemed to have accepted the Closing Balance Sheet, the Closing Statement and the calculations set forth therein. If the Sellers do deliver such written objections (a “Dispute Notice”), such Dispute Notice should detail the nature of any disagreement so asserted (collectively, the “Disputed Items”). Then, during the fifteen (15) calendar days following Buyer’s receipt of a Dispute Notice (or such longer period as they shall mutually agree in writing), Buyer and Sellers shall diligently attempt to resolve in writing the Disputed Items. Any Disputed Item resolved in writing by Buyer and Sellers will be deemed final, binding and conclusive for all Parties.

If Buyer and Sellers do not reach agreement on all of the Disputed Items during such 15-day period (or such longer period as they shall mutually agree), then, at the end of such period, Buyer and Sellers will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Dispute Auditor to review and resolve such matters. The Dispute Auditor will determine each Unresolved Item (the amount of which may not be more favorable to Buyer than the related amount reflected in the Closing Statement nor more favorable to Sellers than the related amount set forth in the Dispute Notice) as promptly as practicable, and Buyer and Sellers will instruct the Dispute Auditor to endeavor to complete such process within a period of no more than thirty (30) calendar days upon receipt of all information requested to conduct the analysis, consistent with the provisions and calculations set forth in this Agreement.

d)

The Dispute Auditor’s determination of the Unresolved Items shall be final, binding, and conclusive on the Parties. The Dispute Auditor’s fees shall be split equally between the Buyer and the Sellers. Upon final determination of the Post-Closing Purchase Price Adjustment (if any) the applicable payment shall be completed within ten (10) Business Days after the final determination of the Post-Closing Purchase Price Adjustment, to the by wire transfer to the bank account(s) indicated by the benefited Party.

2.3.4	Payment of Net Debt at Closing Date.

a)

At Closing, Buyer shall retain the amount of Five Million Five Hundred Seventy-Seven Thousand Ninety-Six Dollars (US$5,577,096) (the “Net Debt Escrow Amount”) from the Net Debt at Closing as a guarantee of the equivalent amount of Net Debt. The Net Debt Escrow Amount shall be deposited into an escrow account with the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement.

b)

The Net Debt Escrow Amount shall be released to the Sellers once Buyer has confirmed that (i) all cash and cash-equivalent investments in the Company’s accounts are available and accessible to the Company, and (ii) the Buyer has been able to fully pay the amount corresponding to Net Debt as reflected in the pay-off letter attached Schedule 2.3.4. Therefore, the Net Debt Escrow Amount shall be released by the Escrow Agent to the Sellers: upon (i) receiving a joint written instruction by the Buyer and the Sellers, or (ii) receiving a written instruction solely from the Sellers after the fifteen (15) calendar day term from the Closing Date, with mandatory copy to the Buyer.

c)

To the extent any amounts are deducted or withheld under this Section 2.3.4, such amounts shall be treated for all purposes under this Agreement as having been paid to the Sellers as part of the Purchase Price.

2.3.5	Withholding Tax.

Buyer shall deduct and withhold from portion of the Purchase Price paid to Winslow, the withholding tax applicable as per article 28 ter of the Income Tax Law of the Republic of Costa Rica, as of the Closing Date or as of another specific payment date as per this Agreement. To the extent any amounts are deducted or withheld under this Section 2.3.5, such amounts shall be treated for all purposes under this Agreement as having been paid to Winslow and the amount required to be deducted or withheld shall be remitted and paid by the Buyer in accordance with applicable Law to the applicable tax Governmental Authority, within the corresponding filing term.

3	INTENTIONALLY OMITTED.

4	CLOSING DELIVERABLES.

4.1. Deliverables of the Sellers on the Closing Date. On the Closing Date, Sellers shall deliver to the Buyer:

4.1.1. All the corporate books and corporate documentation of the Company, including the record of the transfer of the Shares in the name of Buyer as the new owner thereof, the certificates for the Shares duly endorsed in the name of the Buyer, and all documents listed in Schedule 4.1 (the “Closing Documents”). The Parties shall ensure that the transfer of ownership of the Shares is properly executed.

4.1.2. The notarized corporate approvals required for the execution of the Transaction.

4.1.3. The executed Escrow Agreement.

4.2. Deliverables of the Buyer on the Closing Date. On the Closing Date, Buyer shall deliver to the Sellers:

4.2.1 Proof of the wire transfers of the Purchase Price to the Sellers, as per section 2.3.1.a).

4.2.2. Proof of the wire transfer to the Escrow Agent of the difference between the Escrow Holdback and the Deposit, that is, the total sum of twelve million Dollars (US12,000,000.00), as per Section 2.3.1.c).

4.2.3. Proof of the wire transfer to the Escrow Agent of the Net Debt Escrow Amount.

4.2.4. The notarized and apostilled corporate approvals required for the execution of the Transaction.

4.2.5. The executed Escrow Agreement.

5	REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

5.1. Representations and Warranties of the Sellers.

The Sellers jointly represent and warrant to the Buyer as of the Execution Date that the statements set forth in this Section 5.1 are true, correct and not misleading, except that the declaration expressly indicates a date in which it must be understood as true, in which case said declaration must be true on said date:

5.1.1. Legal Capacity; Binding Effect.

a)

The Sellers have full capacity and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The copies of the organizational documents of the Company that have been made available by the Sellers to the Buyer prior to the date hereof during the Due Diligence, are true, correct, and complete and are in full force and effect, and there are no other organizational documents currently effective or applicable or binding to the Company. The Company is a corporation duly organized and existing under the laws of the Republic of Costa Rica and has the required corporate capacity to operate the Ordinary Course of Business as currently conducted.

b)

Except as disclosed in Schedule 5.1.1.b), no further proceedings or corporate approvals on the part of or with respect to the Sellers are necessary to approve and authorize the execution and delivery of this Agreement or any other documents required to implement the Transaction, the performance by the Sellers of their obligations hereunder, or the consummation of the Transaction contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and, upon execution and delivery thereof by the Buyer, will constitute a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms.

5.1.2. No Breach.

Neither the execution of this Agreement, nor compliance with the obligations contained by it or the consummation of the Transaction (a) violate any applicable Law, Order or Governmental Authorization applicable to the Company, or any of its properties or assets, (b) violate, conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a default under the Company’s and the Sellers’ organizational documents or, any provision of any Material Contract to which the Company is a party or by which any of their properties or assets may be bound, (c) result in the creation of, or impose upon the Company or the Sellers the obligation to create, any encumbrance upon the assets of the Company or the Shares, or, except as disclosed in Schedule 5.1.2, trigger any charge, payment or requirement of consent, cancellation right, change of control event or the acceleration or increase of the maturity of any payment date under any contract to which the Company or any of its properties are subject, and (d) materially impair the ability of the Company to operate its Business as currently conducted.

5.1.3. Capital Stock of the Company.

a)

The Sellers are the owners of record of the Shares as set forth in Exhibit 1. The Shares grant economic and social rights in the Company, pursuant to the laws of the Republic of Costa Rica. The Shares represent one hundred percent (100%) of the Company’s capital stock and have been duly issued, subscribed, and paid for, and are duly registered in favor of the Sellers in the Company’s shareholders’ registry book and share certificates.

b)

The Shares are free and clear of any Limitations, restrictions, or claims of any kind. There are no options, warrants, agreements, arrangements or commitments of any kind with Third Parties relating to the Company’s capital stock.

c)

(i) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any equity or security of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any equity interests or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized unit appreciation, phantom unit or similar rights with respect to the Company. The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Sellers.

5.1.4 Absence of Restrictions.

Except for this Agreement, there are no options, promises, or agreements of any kind regarding the capital stock of the Company that would prevent the execution or Closing of this Agreement. No Third-Party has the right to exercise a preemptive or first-offer right over the Shares.

5.1.5. Licenses.

a)

Except for the Licenses listed in Schedule 5.1.5.a)i) the Company is the owner or holder of the Licenses listed in Schedule 5.1.5.a).ii), which are required and adequate for the use or operation of their assets and to carry out the Business within the Ordinary Course of Business. The Company, including with respect to the Business, is in compliance with such Licenses, all of which are valid and in full force and effect, and the Company has not received any notice to the contrary. The Company has conducted its Business in all respects in accordance with applicable Law and in compliance with all such Licenses. No proceeding is pending or threatened which could result in the revocation or termination of any such Licenses, and there are no existing facts or circumstances that could serve as a basis for commencing any such proceeding. The consummation of the transactions contemplated by this Agreement will not affect the continued validity or effectiveness or alter the terms and conditions of any such Licenses. No event has occurred, and no circumstance exists, that will (with or without notice or lapse of time) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to any Licenses.

b)

Except as disclosed in Schedule 5.1.5.b), the Company has obtained and holds, and at all times has held, all permits, licenses, authorizations, approvals, and required consents issued by any Governmental Authority that are necessary for the lawful construction, development and completion of all buildings, structures, assets and other improvements located within the Hotel (including the resort). All such permits and licenses were duly issued in favor of the Company, are valid and in full force and effect, and were obtained in compliance with applicable Law. Except as disclosed in Schedule 5.1.5.b), to the Sellers’ Knowledge, no event has occurred that would reasonably be expected to result in the revocation, suspension, or material adverse modification of any such: (i) permits and licenses, or (ii) buildings, structures, assets and other improvements.

5.1.6 Title, Sufficiency and Condition of the Company’s Assets; Conduct of Business.

c)

Except as disclosed in Schedule 5.1.6.a), the Company has good and marketable title to all assets owned by it, free and clear of all encumbrances. The Sellers do not own, lease or license any of the assets used in or necessary for the operation of the Business. The items of tangible personal property owned by the Company (i) are in good operating condition and repair (ordinary wear and tear excepted), (ii) do not have any defects that would reasonably be expected to interfere in any material respect with their use in connection with the Business, and (iii) are suitable for the uses for which they are intended.

d)

The properties and assets used, owned, licensed, or leased by the Company are the ones that have been used for the normal operation of the Business, as currently conducted. Except as disclosed in Schedule 5.1.6.b), the Company owns free and clear of all encumbrances, all the properties and assets which are primarily used or held for use in the Business, or are necessary to conduct the Business, in substantially the same manner as currently conducted, except for assets or services used by businesses generally such as the Internet, the public telephone network and public utilities.

5.1.7 Financial Statements.

a)

The Sellers have provided to the Buyer true, correct and complete copies of the Financial Statements. The Unaudited Financial Statements include the balance sheet, income statement, and explanatory notes for the relevant fiscal year. The Audited Financial Statements include the balance sheet, income statement, the independent auditors’ report, and the explanation notes for the applicable fiscal year.

b)

The Financial Statements (i) have been prepared from the books and records of the Company, (ii) contain figures that arose out of the Ordinary Course of Business, (iii) give a true complete and correct and fair view of the financial position, assets and liabilities and results of operations of the Company as of the dates indicated and the results of their operations and cash flows for the periods presented, all in accordance with Accounting Standards, and the Accounting Policies set out in the audited financial accounts and all in accordance with past practice.

c)

No former or current employee of the Company or the Sellers has engaged in questionable accounting or auditing practices with respect to the Company or the Financial Statements. No attorney representing the Company or the Sellers, whether or not employed by them, has reported evidence of a violation of any applicable Law, breach of fiduciary duty or similar violation by the Company, the Seller, officers, directors, employees or agents to the Company’s and the Sellers’ board of directors.

d)

The Company has maintained a system of internal accounting controls, and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Accounting Standards, and to maintain asset accountability, and (iii) access to assets relating to the Company’s accounting systems is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.1.8. Subsidiaries; Investments.

The Company does not own, directly or indirectly, or have the power to vote, the shares or equity interest of any capital stock or other ownership interests of any person. The Company does not have and will not have any commitment to contribute to the capital of, make loans, guarantee any obligations of or otherwise provide financial support to or on behalf of, or share in the losses of, any person.

5.1.9. Tax Matters.

a)

The Company has timely filed, with the appropriate Governmental Authority and in accordance with applicable Law, all Tax Returns required to have been filed, and all such Tax Returns were and are complete, accurate and not misleading. The Company has kept and preserved complete, accurate and up-to-date records and information as required by the applicable Law, including also any records and information that have to be filed upon request of a Governmental Authority.

b)	Except as described in Schedule 5.1.9.b):

(i)

All Taxes shown to be due on the Tax Returns referred to in subsection (a) above, and any and all Taxes otherwise due and payable (regardless of whether shown on any Tax Return) by or with respect to the Company, the Business and the Properties, have been paid in full, and all estimated Taxes required to be paid in respect of the Company, the Business and the Properties have been timely paid in full when due in accordance with applicable Law.

(ii)

The Company does not have any payable Tax levies due to fines, surcharges, sanctions, penalties or interests regarding any of its Taxes. Any Taxes for which the Company may have been or may be joint and several obligors have been duly assessed, calculated and paid.

(iii)

The amount of the Company’s liability for unpaid Taxes as of the date of the Financial Statements did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) included in the Financial Statements, and the amount of the Company’s liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on their respective books and records on the Closing Date. To the extent required under applicable Law or Accounting Standards, the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements.

(iv)

All Taxes that the Company is or was required by applicable Law or under the terms of any contract to withhold and/or collect, including any withholding and/or collections relating to (A) compensatory benefits and reimbursements, (B) wages, salaries and other payments to employees, (C) fees and payment to independent contractors, third parties and members of the Board of Directors; and (D) dividends or distributions to shareholders, have been duly withheld and collected and, to the extent required by applicable Law or the terms of such contract, have been paid to the proper Governmental Authority in the time and in the manner prescribed by applicable Law. The Company is not liable for any arrears of wages or any Taxes for failure to collect or withhold. The Company has property classified and booked for Tax purposes any and all of the foregoing payments.

c)	Except as described in Schedule 5.1.9.c):

(i) None of the Tax Returns referred to in Section 5.1.9.b) above have been formally audited, or to Sellers’ Knowledge examined, by the Governmental Authority, (A) all deficiencies asserted in writing or assessments made as a result of any examinations by any Governmental Authority with respect to any Taxes payable by or asserted against the Company have been paid in full, or are being contested in good faith, and all assessments for Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded litigation have been paid, (B) there are no pending or, to the Sellers’ Knowledge, threatened examinations, audits, actions, proceedings, investigations, legal proceedings, disputes, deficiencies or claims with respect to any Taxes payable by or asserted against the Company, and the Company has not received written notice from any Governmental Authority of its intent to examine or audit any Tax Returns of or including the Company and (C) the Company has not given a waiver or extension (or is or could be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of or by the Company.

(ii) The Company will not be required to include any amount in taxable income (or the taxable income of any of its direct or indirect owners), or reduce its (or any of its direct or indirect owners’) deductions, tax credits, or tax basis, in or for any taxable period ending after this Agreement as a result of any: (A) change in accounting method either approved or proposed by any Governmental Authority on or before the Closing Date; (B) written agreement with any Governmental Authority entered into on or prior to this Agreement; (C) installment sale or open transaction disposition on or prior to the Closing Date; or (D) prepaid amount received on or prior to this Agreement.

(iii) There are no Tax liens, charges, or other forms of interests on any of the shares and assets of the Company. No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(iv) The Company has conducted all aspects of its Business in accordance with the terms and conditions of all Tax rulings, and Tax concessions that were provided by any relevant Governmental Authority.

d)	The Company has not engaged in any tax planning structure of which the purpose was the avoidance of, or deferral of or a reduction in the liability to, taxation.

e)

All transactions between the Company as well as transactions between the Company and the Sellers or any Related Party (including Affiliates) of the Sellers were entered into and effected on at arm’s length terms. No Government Authority has made a transfer pricing adjustment with respect to any transactions entered into by or on behalf of the Company. The Company has completed and correct copies of any transfer pricing studies or materials prepared by, for or in respect of, the Company relating to related parties’ transactions.

f)

The Company is in full compliance with its obligation to disclose its final beneficiaries before the Costa Rican Central Bank Registry of Transparency and Final Beneficiaries Declaration according to Law No. 9416.

5.1.10 Material Contracts.

Schedule 5.1.10 contains a list and brief description of the Material Contracts entered into by the Company, which are currently valid and enforceable. The execution and performance of this Agreement does not grant any counterparty the right to terminate, suspend, or otherwise amend the existing contractual relationship, except as specified in Schedule 5.1.10 for Material Contracts with change-of-control provisions.

5.1.11. Intellectual Property; Data Privacy/Security.

a)

The Company has the exclusive and unrestricted usage right for the Intellectual Property listed in Schedule 5.1.11.a). To the Sellers’ Knowledge, there are no Third Parties that may dispute ownership of any Intellectual Property right exercised by the Company within its Ordinary Course of Business. The Sellers are not reserving their right over any Intellectual Property of the Company used and required by the Company within its Ordinary Course of Business.

b)

There are no claims or disputes regarding ownership of the Company’s Intellectual Property, and neither the Company nor the Sellers have received notice of any infringement of or conflict with asserted rights of others with respect to any of the Intellectual Property. Neither the Company, nor the use or other exploitation of any of the products or services of the Business, has infringed, misappropriated or otherwise violated in the last four (4) years or, to the Sellers’ Knowledge, is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any person in any material respect.

c)

The Company owns or has a valid and enforceable license to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the Business. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any owned Intellectual Property.

d)

The Company has taken reasonable steps in accordance with normal industry practice in Costa Rica to protect the confidentiality of all Intellectual Property of the Company, the value of which to the Company is contingent upon maintaining the confidentiality thereof and to the Knowledge of the Sellers, no such Intellectual Property has been the subject of any unauthorized disclosure other than to employees, representatives and agents of the Company, all of whom are bound by obligations of confidentiality.

e)

To the Knowledge of the Sellers, there are no material viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any of the material software included in the owned Intellectual Property.

f)

The Company’s IT assets operate and perform in all material respects as required by the Company and have not substantially malfunctioned or failed in any material respect during the past four (4) years. The Company has taken commercially reasonable actions, consistent with current industry standards of similarly situated businesses in Costa Rica, to protect the integrity and security of the IT assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There has been no unauthorized use, access, modification or corruption of any IT assets or any material information contained therein that has resulted in material monetary losses for any of the Company, in the loss of sensitive material information or that any of the Company has not been able to timely detect and fix.

g)

Except as described in Schedule 5.1.11.g), the Company is in compliance with all: (i) applicable Law relating to privacy, data protection and the receipt, collection, processing, disclosure, sharing, transfer and use of personal information (“Privacy Laws”), (ii) contractual obligations of the Company with respect to the foregoing, and (iii) privacy policies of the Company provided to customers with respect to the foregoing, in all material respects. No indemnification requests or claims are pending or threatened in writing against any of the Company alleging any violation of Privacy Laws. Schedule 5.1.11.g) lists all personal data being processed by the Company as of the Execution Date.

5.1.12. Indebtedness; Loans; Absence of Undisclosed Liabilities.

a)

Schedule 5.1.12.a) lists all Indebtedness assumed by the Company, which is valid, in force, and duly reflected in the Financial Statements. The Company is up to date with payment of principal and interest regarding all its Indebtedness.

b)	The Company has not granted or loaned letters of credit, securities or guarantees to Third Parties, currently in force.

c)

The Company does not have any Indebtedness or obligations, whether accrued, absolute, contingent, asserted, non-asserted, due, to become due or otherwise, other than (i) Indebtedness or obligations fully reflected or specifically reserved against in the Financial Statements, or (ii) current liabilities incurred in the Ordinary Course of Business after the date of the Financial Statements. Except as listed in Schedule 5.1.12.c), the Company has no off-balance sheet liabilities and is current in the payment and performance of all of its Indebtedness and obligations. As of the date hereof the Company is not liable for any Indebtedness owed to any Related Party or current employees or former employees of the Company.

5.1.13. Litigation.

Except for the cases listed in Schedule 5.1.13: (a) the Company is not party, nor has it been notified of the existence of any administrative or judicial procedure, nor any action, suit, investigation, process, arbitration, or any kind of conflict resolution or sanction procedure against the Company and/or the Shares; (b) to the Sellers’ Knowledge there are no proceedings threatened: (i) seeking to restrain, prohibit or obtain damages in connection with this Agreement or the transactions contemplated hereby, (ii) that question the validity or legality of any of the Agreement or other related agreements, or (iii) any action taken or to be taken by the Company or the Sellers pursuant to the Agreement or other related agreements.

5.1.14. Employment Relationships and Benefits.

a)

Schedule 5.1.14.a) contains a list of all employees of the Company, including start date, position, compensation, vacation balance, regular scheduled hours, accrued bonus/commissions and identification of any employee on leave of absence or short-term disability.

b)

The Company has acted and is duly registered as employer and, except as disclosed in Schedule 5.1.14.b), has: (i) complied in all material aspects with all employer obligations under applicable Law, including but not limited to compensation matters, vacations, Christmas bonus payments, prior notices, severance payments, overtime, benefits, and leaves; (ii) complied with all applicable contributions and payments regarding former employees; and (iii) filed all payroll reports before the Costa Rican Social Security Administration and the National Insurance Institute, and paid the applicable contributions regarding its employment and social security obligations.

c)	The Company’s employees are not affiliated to a union nor represented by one. There are no formalized, proposed, or negotiated collective employment agreements between the Company and its employees.

d)	The Company has an “Asociación Solidarista”, named “ASETAB”. The Company has complied with the applicable deposits of the monthly payments for the severance funds of the affiliated employees.

e)

The Company has not agreed to increase the compensation level, benefits or payment of any bonus of any of its employees other than in the Ordinary Course of Business in accordance with past practice and none of its employees is entitled to any increase in compensation, bonus or other increase in benefits triggered by the Closing.

f)

Schedule 5.1.14.f) sets forth a list, as of the date hereof, of all individual employment, non-compete or severance agreements with employees or former employees of the Company that are in effect as of the date hereof.

g)

All current employees of the Company are lawfully authorized to work in the jurisdiction of the Company, according to applicable Law. In addition, all employees for the past four (4) years were confirmed by the Company to have lawful work authorization and residency permits. The Company is in compliance with all applicable Law relating to documentation and recordkeeping of their employees’ work authorization status.

h)

Except as disclosed in Schedule 5.1.14.h), the Company has not entered into any services agreement or has a commercial relationship with any other person making personnel available to provide services and/or any relationship with independent contractors, and/or any contract and/or services or commercial relationship of the Company that may result in labor, social security, employees’ housing, retirement fund or other similar benefits, Taxes, profit sharing with employees or similar that may be deemed or result in a deemed employer situation under applicable Law.

i)

There are no current administrative claims or proceedings filed by the Social Security Administration against the Company that have been notified or served to the Company. Except as disclosed in Schedule 5.1.14.i): (i) the Company is up to date on all corresponding payments to the Social Security Administration under applicable Law, including without limitation, Taxes; (ii) the Company has complied with the structuring and payment of the salaries and compensations of employees in accordance with the applicable Law; (iii) bonuses (where applicable) have been structured in accordance with the applicable Law and the applicable precedents stated by the relevant courts; and (iv) applicable social security contributions have been duly calculated and paid.

j)

There is no pending litigation, arbitration, claim, suit, audit, or judicial or extrajudicial investigation procedure against the Company regarding employment-related alleged or suspected events of breach. The Sellers, neither the Company to Sellers’ Knowledge, are not aware of any potential litigation, arbitration, claim, suit, audit, or judicial or extrajudicial investigation procedure against the Company regarding employment-related alleged or suspected events of breach.

k)

Schedule 5.1.14.k) contains a list and brief description of each benefit maintained, contributed to or required to be maintained or contributed to by the Company for the benefit of any present or former officers, employees, or directors of the Company (hereinafter, the “Benefits Plan”).The Sellers have delivered to the Buyer true, correct and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and any amendments thereto, (ii) all reports, letters or other written communications from any Governmental Authority regarding any Benefit Plan . Except as described in Schedule 5.1.14.k), the Company has complied with all applicable Law relating to the Benefit Plans.

5.1.15 Insurance.

Schedule 5.1.15 lists all insurance contracts covering the Company’s Business and/or Assets. The insurance policies held by the Company are valid, in full force and effect, all premiums with respect thereto covering all periods have been paid, the Company is not in default thereunder and no notice of cancellation or termination has been received with respect to any such policies. All such policies contain coverage for the Company and the Assets that is in accordance with customary industry practice in Costa Rica and that is considered prudent by the Sellers in light of the risks inherent in the Business. The Company has not received any notice of cancellation or nonrenewal of any such insurance policy. The Company has not failed to give any notice or file any claim for more than one month under any of the policies in due and timely fashion. The Company has not been refused any insurance with respect to its assets, properties, or business, nor has any coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the last three years. No further payments of premiums will be due following this Agreement by the Company with respect to insurance coverage prior to this Agreement and no event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such insurance coverage, or which is likely to result in any prospective upward adjustment in such premiums. Neither this Agreement, nor any of the transactions contemplated by this Agreement, will adversely affect the Company’s insurance coverage with respect to periods prior to this date under the terms of the insurance policies or programs.

5.1.16 Real Estate and Leases.

a)

The Company owns or is the beneficiary of the Properties described in Schedule 5.1.16.a). There are no pending proceedings, lawsuits, or administrative actions relating to the Properties, or affecting the current use, occupancy, or value thereof. The legal description for the Properties in the Costa Rican National Registry describes such parcels fully and adequately, including any applicable Limitations. There are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Properties, and there is no other Person in possession or having any other right to occupy or use any of the Properties unless described in Schedule 5.1.16.a).

b)

The Properties constitute all real properties used or occupied by the Company in connection with its Business or reflected on the Financial Statements. With respect to the Properties:(i) the Company has all easements and rights necessary to conduct its Business as currently conducted and for the uninterrupted operation of the improvements thereon; (ii) no portion thereof is subject to any pending or, to the Sellers’ Knowledge, threatened condemnation proceeding or proceeding by any Governmental Authority; (iii); to the Knowledge of the Sellers there is nothing owing in respect of the Properties by the Company to any municipal entity or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, telephone, solid waste and sewage disposal, drainage, storm sewers, equipment facilities, and services required by applicable Law or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed; and (iv) to the Knowledge of the Sellers no part of the Properties has been taken or expropriated by any municipal or other competent authority nor has any notice or proceeding in respect thereof been given or commenced.

c)

Except as described in Schedule 5.1.16.c).i, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of any parcel of Properties and the Company enjoys peaceful, exclusive, and undisturbed possession under all leases for Properties. Schedule 5.1.16.c).ii contains a list and brief description of any lease agreements and/or real estate usage rights, verbal or written, entered into by the Company and currently in force. The lease agreements are currently in force and the Company is up to date with the obligations pertaining to them. Neither the Company nor the Sellers have been notified of any event of breach regarding the lease agreements.

5.1.17 Movable Assets.

a)	The Company owns the vehicles, equipment, inventory and movable assets described in Schedule 5.1.17.a). Such movable assets do not have any Limitations, nor any claims by Third Parties.

b)

Schedule 5.1.17b) contains a list and brief description of any movable asset lease agreements or usage rights, verbal or written, entered into by the Company. Said lease agreements are currently in force and the Company is up to date with the obligations pertaining to them. Neither the Company nor the Sellers have been notified of any event of breach regarding the lease agreements.

5.1.18 Compliance with Laws and Other Requirements.

a)

The Company has complied and is in compliance with all applicable Law and Orders applicable to the Business and have maintained the required records and filed with the proper Governmental Authorities all statements and reports required by the applicable Law and Orders to which the Company or any of its assets, properties or operations. The operation of the Properties and the Business in the manner in which they are now and have been operated does not violate in any respect any zoning ordinances, municipal regulations or other applicable Law. No claim has been made by any Governmental Authority (and no such claim is anticipated, and the Sellers are aware of any facts which can give rise to such claims) to the effect that the Business fail to comply with any applicable Law.

b)

Except as disclosed in Schedule 5.1.18.b), the Company, and the Sellers including their representatives or other persons acting on behalf of the Company, are in compliance with applicable Anti-Corruption Laws.

c)

None of the Company or the Sellers has received any written communication from a Governmental Authority or any Person, including without limitation, financial institutions (i) related to any investigation or inquiry with respect to a potential violation by the Company or the Sellers of any Anti-Corruption Laws, and to their Knowledge, by their members of the board of managers or directors, officers, employes, consultants, representatives or agents or any other Persons acting on their behalf, (ii) that alleges that any Company or the Sellers or their members of the board of managers or directors, officers, employees, consultants, representatives or agents or any other Persons acting on their behalf, is in violation of any Anti-Corruption Laws, or (iii) related to the blocking, freezing and/or suspension of bank accounts of the Company.

d)

None of the Company or the Sellers, nor any of their representatives or other Persons acting on behalf of the Company has, directly or indirectly, violated any provision of Anti-Corruption Laws, including by: (i) the use of any Company funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (ii) making or offering any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from any of the Company’s funds; or (iii) making, offering or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

e)

None of the Company or the Sellers, and to their Knowledge, their members of the board of managers or directors, officers, employes, consultants, representatives or agents or any other Persons acting on their behalf has engaged or is currently engaged and/or selling products and/or providing services and/or in any way having a commercial relation with Persons that qualify as prohibited persons in accordance with Anti-Corruption Laws.

5.1.19 Environmental Matters.

Except as disclosed in Schedule 5.1.19, (a) the Company has operated the Business in compliance with all applicable Environmental Laws; (b) the Business has not been involved in the generation, use, treatment, storage, release or disposal of Hazardous Materials; (c) the Company has obtained all Licenses which under any Environmental Laws are applicable to conduct the Business as currently conducted; and (d) there are no conditions or circumstances that may create liability for the Company under any Environmental Laws before or after the Closing Date.

5.1.20. Accounts Payables.

Schedule 5.1.20 contains a true, correct and complete list, prepared in good faith and in accordance Accounting Standards of the Company’s accounts payables outstanding as of the Closing Date. All accounts payables of the Company have been incurred or have arisen in the Ordinary Course of Business except for those related to the transactions contemplated by this Agreement, which will be paid in full on this date. There is no dispute between the Company and any Person with respect to any amounts (including any alleged amounts) owed by the Company to such Person.

5.1.21. Accounts Receivables.

All of the accounts, notes, and loans receivable (the “Receivables”) that are recorded on the books and records of the Company are bona fide and represent amounts validly due. No account debtor has asserted any setoff, counterclaim, deduction, or defense with respect thereto, and no-account debtor has any valid setoff, deduction, or defense. All of such accounts, notes and loans receivable are free and clear of any encumbrances or other charges. None of such accounts, notes, or loans receivable are subject to any offsets or claims of offset. None of the obligors of such accounts, notes, or loans receivable has given notice that they will or may refuse to pay the full amount thereof or any portion thereof. The Company has collected Receivables only in the Ordinary Course of Business and in accordance with its regular collection practices and has not granted any rebates, discounts, advances or allowances to any clients and has not otherwise sold, discounted or disposed of any accounts receivable other than in the Ordinary Course of Business. Schedule 5.1.21 contains a list of all Receivables as of May 30th, 2025 or as of the Closing Date, together with the aging thereof and the scheduled payment due date, prepared in good faith and in accordance with Accounting Standards, which are fully collectable in the Ordinary Course of Business.

5.1.22. Affiliated Transactions.

With the exceptions listed in Schedule 5.1.22, there is no contract, arrangement, commitment, liability or obligation between: (a) the Company; (b) the Company and any of its officers, directors, managers or Affiliate of the Company; and, (c) between the Company and the Sellers, or any of their respective Affiliates (each, a “Related Party”), on the other hand. The Business as currently conducted, has been conducted solely by the Company and not through any Affiliate, joint venture or other Person. All transactions with a Related Party can and will be settled by the Company in the Ordinary Course of Business.

5.1.23 Corporate Records.

a)

The minute books and records of the Company contain correct and materially complete records of all agreements taken at all meetings of the board of directors and stockholders of the Company, as required by Law and/or the Company’s bylaws. The Shareholders’ Registry Book contains a correct and complete record of the original issuance, transfer and other capitalization matters of the Shares.

b)

The Company has not engaged in any material transaction with respect to the Business, maintained any bank account or used any funds of the Company except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and/or records of the Business. During the process of Due Diligence, the Sellers have made available to the Buyer and its agents and advisors, correct and complete copies of all corporate records required by the applicable Law for the Company.

c)

All proceedings and actions reflected in the books and records of the Company described in this Section have been conducted or taken in compliance with the applicable Law and with the organizational documents of the Company. Furthermore, no dividend or reimbursement of the additional paid in capital to the Sellers (as recorded on the Company’s records prior to the transactions contemplated herein) has occurred or been declared by said shareholders or the Company since June 23rd, 2025.

5.1.24 Brokers.

Except as listed in Schedule 5.1.24, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of a Seller. In addition, the Shares or Assets will not, as a result of any act of Sellers, be subject to any claim for payment of brokerage fee, finder’s fee or similar commission as a result of any future transfer of the Shares or Assets.

5.1.25 Guest Records.

The Assets contain various customer lists and customer information with historical information collected by the Company in the Ordinary Course of Business with respect to such customers and their interaction with the Business (the “Guest Records”), which contains all of the customer information that is necessary for Buyer’s continued operation of the Business, consistent with past practice. Seller has identified to Buyer in writing the location of the Guest Records contained within the Assets on Schedule 5.1.25. The Guest Records are free and clear of all restrictions or limitations on the use of the Guest Records other than restrictions or limitations required under applicable Law.

5.1.26 No Other Representations or Warranties.

Buyer hereby acknowledges and agrees that, except as set forth in Section 5.1 of the Agreement, no other representations or warranties have been made, express or implied, on behalf of Sellers or the Company, to the Buyer by Sellers or any other Person, and that no other Person has, or has been given, the express, implied or apparent authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement. Buyer further acknowledges that no promise or inducement for this Agreement has been made to Buyer except as set forth herein. Buyer hereby acknowledges that the Parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

5.2. Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Sellers as of the Execution Date that the statements set forth in this Section 5.2 are true and correct, except that the declaration expressly indicates a date in which it must be understood as true, in which case said declaration must be true on said date:

5.2.1. Organization; Good Standing.

The Buyer is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction, and in good standing in those jurisdictions in which it operates. The Buyer has full capacity, right, and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and any related authorization required by Buyer has been duly and validly obtained.

5.2.2 Authority; No Conflict.

This Agreement constitutes a legal, valid, and binding obligation for the Buyer, and enforceable against the Buyer in accordance with its terms.

Neither the execution and delivery of this Agreement or any related document, nor the consummation or performance of the Transaction contemplated hereby, will, directly or indirectly (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Buyer; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any legal requirement to which Buyer may be subject.

5.2.3. Investment Intent.

The Buyer is acquiring the Company for their own account, not as a nominee or agents. The Buyer and its representatives have experience as investors in securities and equity interests of companies such as the one being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of their investment in the Company, pursuant to the transactions contemplated hereby. Buyer has undertaken and completed to their satisfaction an extensive due diligence review of the Company in connection with the transactions contemplated hereby, based on the information and supports provided by the Sellers.

5.2.4 Sufficiency and Origin of Funds.

Buyer has funds sufficient to enable the Buyer to consummate the transactions contemplated hereby, and Buyer’s obligations hereunder are not subject to a financing condition or financing contingency. Buyer complies with applicable anti-money laundering Laws in connection with the origin of the funds to be used for the payments to be made under this Agreement. Buyer is not currently subject to, nor has it been threatened with, any bankruptcy or insolvency proceeding, which may prevent, alter, void or affect the Transaction.

5.2.5 Merger Control Process.

Buyer declares that, after completing an analysis with its Costa Rican legal counsel and considering its lack of presence if Costa Rica, the Transaction does not qualify as a “concentration” under the terms of the Law number 9736 (Law for the Strengthening of Competition Authorities of Costa Rica), and therefore it is not subject to clearance by the Costa Rican Antitrust Authority (“Comisión para Promover la Competencia”).

6	INTENTIONALLY OMITTED.

7	COVENANTS.

7.1 Further Assurances.

a)

The Sellers and the Buyer hereby agree to execute and deliver such instruments and take such other actions as may reasonably be required to (i) carry out the intent of this Agreement; and (ii) consummate the transactions contemplated hereby.

b)

If at any time after the day of this Agreement, the Buyer shall consider or be advised that any further assignments, conveyances, transfers or assurances in law, or any other actions, may be reasonably necessary or appropriate to consummate the transactions contemplated herein or to transfer to the Buyer any right, title or interest of the Shares, of record or otherwise, the Sellers shall promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by the Buyer to transfer to the Buyer all right, title and interest of the Shares, or as otherwise may be reasonably necessary or appropriate to carry out the intent of this Agreement.

7.2 Obsolete Inventory.

Within the 60-day period established in Section 2.3.3.a), the Sellers shall have the option to take possession of any inventory that has been mutually designated by the Parties as obsolete. The designation of obsolete inventory shall be made in good faith by mutual agreement of the Parties prior to or concurrently with the final determination of the Post-Closing Purchase Price Adjustment. The corresponding agreement among the Parties will be reflected in Exhibit 2. The Sellers shall bear all costs associated with the removal and transportation of the obsolete inventory, and the Buyer shall provide reasonable access and cooperation to facilitate such removal.

8	INDEMNIFICATION.

8.1 Scope of Indemnification by Sellers.

a)

The Sellers will indemnify the Buyer in the terms of this Section 8.1. For the purposes of this Agreement, the Buyer may claim from the Sellers, who assume this as a joint liability in proportion to their equity in the Company, any Damages incurred by the Buyer and/or the Company as a result of: (a) the breach of the Agreement by the Sellers; (b) any breach or inaccuracy of the representations and warranties made by the Sellers in Section 5.1 of this Agreement or materialization of any disclosed contingencies; (c) any intentional misrepresentation, willful misconduct or fraud of the Sellers in connection with this Agreement or the transactions contemplated hereby; (d) actions, omissions and retained liabilities which are originated prior to Closing; (e) any commission, finders fees or other payment for services rendered as a broker, finder or other advisor on behalf of the Company or the Sellers prior to or at Closing or regarding this Transaction; or (f) any failure by the Sellers to perform and/or comply with any covenant and/or obligation under this Agreement.

b)

Furthermore, from, and after the Closing Date, the Sellers shall be liable jointly in proportion to their equity in the Company, and shall indemnify and hold harmless, the Buyer, the Company and their respective officers, directors, Affiliates and assigns from and against the following amounts: (i) Taxes imposed on or attributable to the Company with respect to taxable years or periods ending on or before the Closing Date (including, without limitation, any income taxes arising as a result of any applicable Law); (ii) Except for the failures arising from the late filing attributable solely to the Buyer or any other cause attributable solely to the Buyer or the Company after the Closing Date, with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), Taxes imposed on or attributable to the Company which are allocable, to the portion of such Straddle Period ending on the Closing Date (an “Interim Period”); (iii) Taxes imposed on the Buyer or the Company as a result of an inaccuracy or breach of the representations and warranties set forth in Section 5.1; or (v) all direct or indirect capital gains taxes and income taxes resulting from the gains realized on the transactions contemplated in this Agreement.

8.1.1 Survival Period. For the purposes of this Section 8, the Sellers’ representations and warranties of Section 5.1 and the covenants and obligations established in this Agreement, included but not limited to those indicated in Section 7, shall remain valid and effective as per the following:

a)	the representations and warranties contained in this Agreement will survive Closing and continue in full force and effect for a period of twenty-four (24) months after the Closing Date, except for:

i.

the declarations made in Sections 5.1.1 (Legal Capacity; Binding Effect), 5.1.3 (Capital Stock), 5.1.6 (Title, Sufficiency and Condition of the Company Assets; Conduct of Business), and 5.1.9 (Tax Matters), which shall survive until the applicable statute of limitations (giving effect to any extensions and waivers thereof);

ii.	the declarations made in Section 5.1.14 (Employment Relationships and Benefits) which shall survive for a period of seven (7) years following the Closing Date; and

iii.	the declarations made in Sections 5.1.19 (Environmental Matters) which shall survive for a period of eight (8) years following the Closing Date.

Such representations and warranties shall not be deemed to be merged into or superseded by any provisions set forth in any instrument of sale, conveyance, assignment or transfer or any other document delivered pursuant to this Agreement or in connection with the Transaction contemplated hereby and shall not be affected by any due diligence review or investigation made by or on behalf of any party.

b)

Any indemnification obligation resulting from breach of covenants and obligations under this Agreement shall survive i) twenty-four (24) months as of the Closing Date or ii) the applicable statute of limitations, whichever occurs first, with the exception of matters included in Section 8.1.b) which shall survive for a period of the applicable statute of limitations (giving effect to any extensions and waivers thereof).

c)

Notwithstanding anything to the contrary in this Agreement, the obligations of the Sellers in proportion to their equity in the Company, including their indemnification obligations, with respect to the Environmental Case shall survive the Closing and remain in full force and effect until the Environmental Case is fully and finally resolved as established in Section 2.3.2.b). For the avoidance of doubt, no survival period or other temporal restriction set forth elsewhere in this Agreement, nor the De Minimis or the Basket shall apply to the Sellers’ obligations or liability in respect of the Environmental Case until such final resolution has occurred; however, the other limitations described in Section 8.1.2 shall remain applicable as established therein.

d)

For the avoidance of doubt, the indemnification obligations indicated in Subsections a) and b) above shall remain in full force and effect as long as the Notice of Claim is delivered by the Buyer to the Sellers within the applicable survival period, as established in this Section 8.1.1, even if the applicable Claim is resolved by the Parties, a Governmental Authority or the Arbitral Tribunal, as per Section 9, after the expiration of the applicable survival period.

e)

Nothing herein shall operate to relieve Sellers from the indemnification of Damages to Buyer caused due to willful misconduct, fraud or a similar crime in the event such Seller is finally determined by a court of competent jurisdiction to have willfully and knowingly committed willful misconduct, fraud or a similar crime against the Buyer, with the specific intent to deceive and mislead the Buyer, regarding the representations and warranties made in this Agreement.

8.1.2 Limitations.

a)	Sellers have no obligation for indemnification with respect to any Claims which have been notified to the Sellers after the applicable survival period specified in Section 8.1.1 has expired.

b)

Notwithstanding anything contained in this Agreement to the contrary, Damages of the Buyer shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to any insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which the Buyer is a party or has rights) by Buyer in connection with the facts giving rise to the right of indemnification.

c)

The Buyer is not entitled to double recovery in respect of any Claims for the same Damages even though they may have resulted from the inaccuracy of, or the failure to fulfill or perform, more than one of the representations, warranties, covenants and obligations in this Agreement.

d)

Sellers shall not be liable under this Agreement in respect of any Damages which are contingent unless and until such contingent Damages have materialized and are due and payable, as proven throughout the corresponding indemnification process.

e)

Sellers shall have no liability for any Damages to the extent that there is clear evidence that such Damages are attributable to any act, omission, transaction, arrangement or filing (including Business decisions) carried out at the request of, or with the written approval or consent of, Buyer at or before the Closing.

f)

Sellers shall have no liability for any Damages which are remedied by Sellers to the reasonable satisfaction of Buyer pursuant to a remedial plan proposed by Sellers, which shall not be unreasonably rejected by Buyer. In this regard, Buyer shall use all reasonable efforts to assist Sellers, and cause the Company to assist Sellers, in remedying such breach. Such reasonable efforts shall include granting the Sellers access to individuals and information of the Company.

g)

Sellers shall have no liability for any Damages to the extent that such Damages would not have arisen but for any change in the accounting policies, practices or procedures adopted by Buyer or any of their Affiliates, or for any other act or omission by Buyer or any of their Affiliates, after the Closing Date.

h)

Except for the obligations related to the Environmental Case, Sellers have no liability or obligation with respect to any single Claim for indemnification or otherwise with respect to the matters described in this Agreement unless the actual amount of the Damages with respect to such Claim is greater than fifty thousand Dollars (US$50,000.00) (“De Minimis”).

i)

Except for the obligations related to the Environmental Case, Sellers have no obligation to make any payment for Damages for indemnification or otherwise with respect to any matters described in this Agreement relating to the Company (i) until the actual total amount of all Damages with respect to such matters exceeds five hundred thousand Dollars (US$500,000.00) (the “Basket”), and once the Basket is exceeded, the Buyer shall be entitled to seek indemnification for the full amount of such Damages, including the amount below the Basket; and (ii) up to a maximum amount equal to twenty-five percent (25%) of the Purchase Price, which is equal to US$27,750,000.00 (the “Cap”), unless the indemnity obligations derive from the Environmental Case, in which case the maximum liability of the Sellers shall not exceed an amount equal to forty percent (40%) of the Purchase Price, which is equal to US$44,400,000.00 (the “Environmental Cap”).

k)

Any amounts paid by the Sellers related to the legal defense of the Environmental Case shall not be considered part of an indemnification for Damages derived from the Environmental Case, and shall be in addition to, and shall not reduce, erode, or count toward the Environmental Cap established under this Agreement. For the avoidance of doubt, in no event shall the aggregate liability of Sellers for indemnification for Damages payable under this Agreement exceed the sum of the Cap, unless such liability derives from the Environmental Case, in which case in no event shall it exceed the Environmental Cap.

l)

For the avoidance of doubt, other than the representations and warranties provided by the Sellers in this Agreement, the Sellers do not make any representation or warranty, whether explicit or implied, concerning: (i) the truthfulness, correctness, accuracy, reasonableness or completeness of any projections, Business plans, market data, budgets or forecasts concerning the Company; (ii) forward-looking statements in management or commercial presentations and communications; (iii) probable success or profitability of the Company or (iv) general economic or industry conditions.

m)

Notwithstanding anything in this Agreement to the contrary, Buyer shall not be indemnified or reimbursed for any Damage to the extent that such Damage is attributable to: (i) any voluntary action, omission, transaction, or arrangement carried out at the request or direction of, or with the written consent of Buyer, on or after the Closing or under the terms of this Agreement; (ii) any voluntary action, omission, transaction, or arrangement carried out by Buyer on or after the Closing which Buyer knew, or ought reasonably to have known (after reasonable inquiry), would, or was reasonably likely to, result in a Claim, and/or; or any voluntary act, omission, transaction, or arrangement carried out by Buyer on or after the Closing Date which results in any failure or inaccuracy of any representation or warranty of Sellers in this Agreement.

n)

Notwithstanding anything to the contrary in this Agreement, Buyer and Sellers hereby agree that following the Closing, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation, warranty, covenant, or agreement contained in this Agreement shall be the indemnification rights set forth in this Section 8 and subject to its terms, conditions, limitations and corresponding exclusions. Buyer hereby acknowledges that the remedies described in this Section 8 are Buyer’s sole and exclusive remedies with respect to breaches of such representations and warranties, or any Claims arising under or related to this Agreement, or the transactions contemplated hereby; provided, however, that nothing herein shall limit the right of the Buyer to seek specific performance or injunctive or other equitable relief in connection with a breach by another party of its obligations under this Agreement; provided, further, that this Section shall not apply to any indemnification obligations arising out of claims in connection with intentional misrepresentation, willful misconduct and/or fraud.

8.2. Indemnification by Buyer.

Subject to the conditions set forth in this Agreement, and after the Closing Date, Buyer agrees to and shall indemnify Sellers, and save and hold each of them harmless against any losses incurred by them as a result of any inaccuracy in or breach of any representations and warranties made by Buyer in Section 5.2 of this Agreement. The representations and warranties contained in Section 5.2 will survive Closing and continue in full force and effect for a period of twenty-four (24) months after the Closing Date; except for the declarations made in Sections 5.2.1 and 5.2.2 which shall survive until the expiration of the applicable statute of limitations.

8.3. Indemnification Process and Obligation.

8.3.1. Notification of Claims. For the purposes of this Agreement, the right to indemnification for the Buyer may be granted by virtue of both Third-Party Claims and the Buyer’s own Claims. In any case, upon a Claim by Buyer for Damages indemnifiable under this Agreement by the Sellers (the “Claim”), the Buyer will notify the Sellers of the existence of the Claim in writing seeking to ensure the right of defense provided for herein (the “Notice of Claim”), which shall describe with sufficient detail the events and circumstances with respect to the Claim (including the nature and estimated amount of Damages).

8.3.2. Claims by Third-Parties or Governmental Authorities.

a)

Upon receipt of a claim initiated by a Third-Party and/or a Governmental Authority, the Buyer must send the Notice of Claim to the Sellers within a period equal to one third of the term granted by the Third Party or the Governmental Authority to respond the claim or the request for information, this term shall be rounded up to the immediate next number of days when required.. The Notice of Claim must contain a copy of all the documents available to the Buyer at that time with respect to the claim, as well as any other available information regarding the claim, including the notification, communication or formal writing by the Third Party and/or the Government Authority. After the delivery of the Notice of Claim, the Buyer must make available to the Sellers and guarantee access to any documents, records, files, and information of the Company and the Business that are reasonably necessary and available in order to understand, analyze, and defend the issue related to the Claim (the “Claim Documents”). Access to the Claim Documents must be reasonably expeditious, timely, and should not be delayed, denied or retained for any unreasonable reason and will remain during the entire period of defense of the Claim.

b)

The Sellers shall have a term equal to one third of the term granted by the Third Party or the Governmental Authority to respond the claim or the request for information, starting on the day following receipt of the Notice of Claim, to refer to the issues and events included in Claim and submit any exculpatory evidence regarding the Claim, if any, to the Buyer (the “Rebuttal Notice”); this term shall be rounded up to the immediate next number of days when required. By means of the Rebuttal Notice, the Sellers may state their intention to take charge and perform the defense of said Claim at their own expense, using counsel of the Sellers’ choosing and accepted by the Buyer, provided that (i) the Sellers have sufficient financial resources to assume the defense; (ii) the Claim relates solely to economic Damages and does not involve criminal charges; and (iii) Sellers expressly agree to cover any payment for Damages resulting directly from their defense. If the Sellers fail to deliver the Rebuttal Notice within the agreed term, this will constitute the full acceptance of the Claim and the resignation of the right of defense of the Claim by the Sellers. In any case, should the Sellers decide to exercise their right to defend the Claim in the aforementioned terms, (i) all defense actions shall be previously discussed and approved by the Buyer, to ensure that they do not contravene the interests of the Company or the Buyer; and (ii) the Sellers shall have the right to settle the Claim if the settlement involves solely economic matters, and shall obtain written consent from the Buyer before celebrating any liquidation of said Claim, if the liquidation does not expressly and unconditionally release the Buyer and the Company of all responsibility and obligation regarding the Claim.

c)

The Parties agree that, from and after the Closing Date, the Sellers shall continue the legal direction and defense of the other cases listed in Schedule 8.3.2.c) (jointly, the “Cases”). Sellers will determine the strategy of the defense in consultation with Buyer’s counsel and will keep Buyer duly informed at all times. Notwithstanding the foregoing: (i) the Sellers and their appointed legal counsel will need Buyer’s approval to enter into any settlement agreement with a Third-Party and/or a Governmental Authority in connection with the Cases, which shall not be unreasonably withheld; (ii) the Sellers shall keep the Buyer reasonably informed of the status and material developments in the Cases and shall consult in good faith with the Buyer regarding any material decisions; (iii) the Parties shall cooperate in good faith and share relevant information as reasonably necessary to facilitate the conduct and resolution of the Cases; and (iv) if at any time during the defense of the Cases, the Buyer considers that: (x) the Sellers’ appointed legal counsel has a conflict of interest that may affect the Company, the Buyer or its legal defense; or (y) there is a Material Risk for the Company with the manner in which the defense is being conducted by the Sellers; then, the Buyer shall have the right, upon written notice to Sellers, to assume control of the defense of the applicable Case on behalf of the Company.

For purposes of this Section, “Material Risk” shall be understood as: (i) significant operational hurdles for the Company or its Business (such as risk of closures); or (ii) reputation damage for the Company or its Business.

In furtherance of the foregoing, Sellers shall bear out-of-pocket all legal fees and costs related to the Cases.

8.3.3. Direct Claims by the Buyer.

a)

Upon receipt of a Notice of Claim from the Buyer, the Sellers shall have a term of fifteen (15) Business Days (the “Indemnification Review Period”) starting on the day following receipt of the Notice of Claim, to respond and submit any exculpatory evidence regarding the Claim, if any, to the Buyer (the “Claim Dispute Notice”). During the Indemnification Review Period, the Buyer must, in good faith, provide access to any Claim Documents in the Company’s possession or any information related to the Claim. If the Sellers do not respond within the Indemnification Review Period, the Claim will be automatically deemed accepted by the Sellers.

b)

The Parties will negotiate in good faith and attempt to reach an agreement with respect to any Claim following delivery of the Claim Dispute Notice. If the Parties do not reach an agreement regarding the Claim within fifteen (15) Business Days following the date in which the Sellers deliver the Claim Dispute Notice, either Party may initiate arbitration to resolve the disputed amounts, as provided for in Section 9, within a maximum period of one (1) month after the expiration of the negotiation period listed above.

c)

Should an arbitration request not be filed within the listed term, the amount claimed in the Notice of Claim will be deemed as the Damages to be indemnified for all purposes of this Section. In case an arbitration request is filed, the indemnifiable amount will be determined by a final arbitration award.

8.4. Payment of any Indemnity Obligation. Should an indemnity obligation arise under the terms of this Section 8, the indemnifying Party must pay for such Damages to the indemnified Party within thirty (30) Business Days. In case the indemnifying Party is the Sellers, these shall be liable in proportion to their equity in the Company, and the Buyer shall be paid either by deducting the corresponding amount from the applicable fund from the Escrow Holdback, as per section 2.3.2. of this Agreement and the terms and provisions of the Escrow Agreement, or directly by the Sellers within 30 Business Days upon the compliance with the procedure set forth in this Section 8, in case the applicable fund from the Escrow Holdback is not sufficient to cover the corresponding payment or if the Escrow Agreement has been terminated, as per the terms and conditions of this Agreement and such Escrow Agreement.

9	DISPUTE RESOLUTION

The Parties agree that any controversies, differences, disputes, or claims that may arise from the rights, obligations, and commitments acquired in this Agreement, its creation, validity, interpretation, execution, or termination, as well as any non-contractual complain, shall be finally settled by arbitration under the Rules of Arbitration of the International Center for Conciliation and Arbitration of the Costa Rican-North American Chamber of Commerce (“CICA”), to whose procedural rules the parties voluntarily and unconditionally submit. The substantive law shall be the Laws of the Republic of Costa Rica. The place of arbitration shall be at the facilities of CICA in the city of San José, Costa Rica. The arbitral tribunal shall be composed of three (3) arbitrators, appointed by the CICA. The arbitral award shall be final and binding on the Parties. Upon receipt of the award, each Party involved shall immediately adopt the decision, make such changes in the conduct of its business for that purpose, or make such payments or restitution as the award may require. The award may be enforced in any jurisdiction, including the place where the parties involved have their domicile. Each Party shall bear all costs and expenses incurred by such Party in connection with the arbitration proceedings, without prejudice to the obligation of the losing party to reimburse any costs or expenses to the prevailing party.

10	MISCELLANEOUS PROVISIONS.

10.1. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Republic of Costa Rica.

10.2. Fees, Taxes, and Costs. Each Party shall cover its own expenses, incurred by it in connection with the negotiation of this Agreement and the Transaction, including, but not limited to fees and expenses to be paid to attorneys, accountants, auditors, agents, and financial advisors. Any indirect transfer taxes applicable to the Transaction shall be borne in equal parts by Sellers and Buyer. Any capital gains taxes applicable to the sale of the Shares shall be borne exclusively by the Sellers.

10.3. Confidentiality. The Parties acknowledge and agree that this Agreement is confidential and that none of the Parties, nor their advisors, may reveal its content or existence in part or in full, without the written consent of the other Party, except as requested by a Governmental Authority with jurisdiction for this request, including but not limited to the U.S. Securities and Exchange Commission. However, after the Execution Date and once the Transaction has been completed, the Parties may issue press releases, communications, and other public announcements related to the Transaction.

10.4. Succession and Assignment. This Agreement is binding on the Parties and their successor entities, as well as permitted assignees. Parties may not encumber, assign, or transfer in any way this Agreement, as well as any type of right or authority contained herein to any Third Party, including subsidiaries, affiliates, or related entities, except with the other Parties prior written consent.

10.5. Entire Agreement. The Parties acknowledge that this Agreement constitutes and contains their sole agreement as to the matters referred to herein. Any prior discussions, promises, representations, and understandings have been superseded in their entirety by this Agreement and are therefore unenforceable.

10.6. Amendments. Any modification, amendment or extension agreed by the Parties to this Agreement, whether total or partial, shall be valid if it is done in writing and signed by all Parties.

10.7. Severability. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement deemed invalid or unenforceable only in part or degree will remain in full force and effect to the extent not deemed invalid or unenforceable.

10.8. Schedules and Exhibits. This Agreement’s Schedules and Exhibits are an integral and indivisible part of it.

10.9. Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing, using the communication methods set out below, and addressed to the other Party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, internally recognized same day or overnight courier with all fees prepaid, email of a PDF document (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is deemed to have been validly and effectively given: (a) if sent by personal delivery or by courier (all fees prepaid) on the date of receipt; (b) if sent by email through a PDF document, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “delivered receipt” or read receipt function, as available, return email or other form of written acknowledgment).

To the Buyer:

Pursuit Attractions and Hospitality, inc.

Attention: Catherine Tang

Address: [***]

E-mail: [***]

To the Sellers:

To Winslow Holdings LLC:

Attention: Daniel Mikowski

Address: [***]

E-mail: [***]

To Inversiones Samekh, S.R.L.:

Attention: Gabriel Saragovia

Address: [***]

E-mail: [***]

To Tres-Ciento Uno-Setecientos Ochenta y Un Mil

Doscientos Ochenta y Ocho, S.A.:

Attention: David Miremberg

Address: [***]

E-mail: [***]

Any Party may modify its contact information detailed above, unilaterally and at any time. Any modification notified by one Party to the other regarding this Section will only have full effects and shall be binding on the Parties as of the third Business Day following the date in which the Party received the notification from the other party modifying such information.

10.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall be considered original and constitute one and the same instrument. Each Party acknowledges that the original signature or the copy thereof transmitted via e-mail through a PDF document will be considered an original signature for the purposes of this Agreement. Each Party agrees that this Agreement may be signed electronically and that any certified electronic signature appearing on this Agreement has the same effect as a handwritten signature for purposes of validity, enforceability, and admissibility, and that any Costa Rican Digital Signature, as issued by the Costa Rican Central Bank, has the same effect, validity, enforceability and admissibility as a notarized handwritten signature.

***

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

[SIGNATURE PAGES TO FOLLOW]

For the Sellers:

/s/ Daniel Mikowski Hun	/s/ Gabriel Saragovia Pragier
Daniel Mikowski Hun	Gabriel Saragovia Pragier
Director	Manager 01
Winslow Holdings LLC	Inversiones Samekh S.R.L.

/s/ David Miremberg Rubinstein
David Miremberg Rubinstein
Treasurer
3-101-781288 S.A.

[Signature Page – Sellers]

For the Buyer:

/s/ David Barry
David Barry
President
3-101-932323 SOCIEDAD ANÓNIMA

[Signature Page –Buyer]